Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Heska Corporation’s Registration Statements on Form S-8 (File Nos. 333-30951, 333-34111, 333-47129, 333-72155, 333-38138, 333-39448, 333-55112, 333-82096, 333-89738, 333-102871, 333-106679, 333-112701, 333-115995, 333-123196, 333-132916, 333-141737, 333-194120, 333-194122, 333-195734, 333-204036, 333-211567, and 333-225112) of our report dated March 7, 2019, relating to the December 31, 2018 consolidated financial statements and the effectiveness of internal control over financial reporting of Heska Corporation, which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado
March 7, 2019